FORM 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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(Print or Type Responses)

1. Name and Address of Reporting Person* Alan K. Housley	2. Date of Event Requiring Statement (Month/Day/Year) 5-1-2003	4. Issuer Name and Ticker or Trading Symbol PhotoWorks, Inc. (FOTO)
(Last) (First) (Middle) 1260 16th Avenue West	3. I.R.S. Identification Number of ReportingPerson, if an entity (voluntary)	5. Relationship of Reporting Person(s) to Issuer (Check all applicable)			6. If Amendment, Date of Original (Month/Day/Year)
			Director	10% Owner
(Street) Seattle, WA 98119		X	Officer (give title below)	Other (specify below)	7. Individual or Joint/Group Filing (Check Applicable Line)
		Vice President Marketing			X	Form filed by One Reporting Person
(City) (State) (Zip)						Form filed by More than One Reporting Person
Table I - Non-Derivative Securities Beneficially Owned
1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)			3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)
No Securities Owned

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*
If the form is filed by more than one reporting person, see Instruction 5(b)(v).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.	(Over) SEC 1473 (7-02)

FORM 3 (continued)	Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of Derivative Security (Instr. 4)	2.Date Exer- cisable and Expiration Date (Month/Day/Year)		3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4. Conver- sion or Exercise Price of Deri- vative Security	5. Owner- ship Form of Deriv- ative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date Exer- cisable	Expira- tion Date	Title	Amount or Number of Shares

Explanation of Responses:

                     /s/
Alan K. Housley

5-1-2003

                     **

                     Intentional
                    misstatements or omissions of facts constitute Federal
                    Criminal Violations.

                     **Signature
                    of Reporting Person

                     Date

                     See18
                    U.S.C. 1001 and 15 U.S.C. 78ff(a).

                     Note: File
                    three copies of this Form, one of which must be manually
                    signed. If space is insufficient,
                             See
                    Instruction 6 for procedure.

                     Potential
                    persons who are to respond to the collection of information contained in this form are not
                    required to respond unless the form displays a currently
                    valid OMB Number.

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